Exhibit 99.1

Release: 4:30 P.M. April 20, 2020

Contact:	Investor Relations Department

212-365-6721

IR@MetropolitanBankNY.com

Metropolitan Bank Holding Corp. Reports Net Income of $6.1 Million

Diluted EPS of $0.72 and Growth in Loans, Deposits

and Net Interest Margin for the First Quarter

Includes $3.1 Million COVID-19-Related Provision for Loan Losses

NEW YORK, April 20, 2020 – Metropolitan Bank Holding Corp. (the “Company”) (NYSE: MCB), the holding company for Metropolitan Commercial Bank (the “Bank”), today reported net income of $6.1 million, or $0.72 per diluted common share, for the first quarter of 2020, as compared to net income of $8.5 million, or $1.01 per diluted common share, for the first quarter of 2019. Net income for the first quarter of 2020 included a provision for loan losses of $3.1 million due to the impact of the Coronavirus (“COVID-19”). The first quarter of 2019 included a $4.3 million recovery of taxi medallion loans previously charged-off. Excluding the COVID-19-related provision for loan losses, net income in the first quarter of 2020 would have been $8.2 million. Excluding the loan loss recovery in the first quarter of 2019, net income would have been $5.6 million.

Financial Highlights for the first quarter of 2020 include:

•	Total assets increased $254.4 million, or 7.6%, to $3.61 billion at March 31, 2020, as compared to $3.36 billion at December 31, 2019.

•	Total loans increased 3.5%, or $93.2 million, to $2.77 billion at March 31, 2020, as compared to $2.67 billion at December 31, 2019. For the first quarter of 2020, the Bank’s loan production was $152.6 million, as compared to $289.8 million for the first quarter of 2019. The Bank reduced loan production for the first quarter of 2020 as management continued to execute on its net interest margin strategies.

•	Net interest margin increased 3 basis points for the first quarter of 2020 to 3.38%, as compared to 3.35% for the fourth quarter of 2019. This increase in net interest margin was primarily due to a decrease in the cost of deposits. The cost of deposits decreased by 32 basis points in the first quarter of 2020 to 1.33%, as compared to 1.65% in the fourth quarter of 2019. This decrease was partially offset by a decrease of 16 basis points in the yield earned on total interest-earning assets to 4.22% for the first quarter of 2020, as compared to 4.38% for the fourth quarter of 2019. The decrease was driven primarily by decreases in the yield earned on overnight deposits and loans. The yield on loans decreased by 11 basis points to 4.85% in the first quarter of 2020, as compared to 4.96% in the fourth quarter of 2019. The yield from overnight deposits decreased 42 basis points to 1.36% for the first quarter of 2020, as compared to 1.78% for the fourth quarter of 2019. The decreases in yields on interest-earning assets and the cost of interest-bearing liabilities are primarily due to the several interest rate cuts by the Federal Reserve in 2019 and 2020.

•	Total cash and cash equivalents increased $191.7 million, or 49.1%, to $582.4 million at March 31, 2020, as compared to $390.7 million at December 31, 2019. Total securities, primarily those classified as available-for-sale (“AFS”), decreased $35.3 million, or 14.6%, to $205.6 million at March 31, 2020, as compared to $240.9 million at December 31, 2019.

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•	Total deposits increased 8.3%, or $230.9 million, to $3.02 billion at March 31, 2020, as compared to total deposits of $2.79 billion at December 31, 2019. This growth in deposits was across the Bank’s various deposit verticals.

•	The loan-to-deposit ratio decreased to 91.5% at March 31, 2020, as compared to 95.8% at December 31, 2019.

•	Non-interest-bearing deposits increased by $160.1 million, or 14.7%, to $1.25 billion at March 31, 2020, as compared to non-interest-bearing deposits of $1.09 billion at December 31, 2019. Interest-bearing deposits increased by $70.8 million, or 4.2%, to $1.77 billion at March 31, 2020 as compared to $1.70 billion at December 31, 2019.

•	The provision for loan losses for the first quarter of 2020 was $4.8 million, as compared to a credit of $2.0 million for the first quarter of 2019. The provision for loan losses for the first quarter of 2020 included an additional $3.1 million provision recorded in consideration of the economic impact of COVID-19 (see further discussion below). The remaining provision of $1.7 million was primarily a result of the growth in the Bank’s loan portfolio. The provision for loan losses for the first quarter of 2019 consisted of a $2.3 million provision, offset by a credit due to recoveries of $4.3 million related primarily to the recovery of medallion loans charged off in 2017 and 2016.

•	For the first quarter of 2020, Bank premises and equipment includes $615,000 of rent expense for additional space at the Company’s headquarters in 99 Park Ave., New York, NY, which the Company took possession of in August 2019 and is currently renovating. During the first quarter of 2020, the Company charged-off the remaining balance of $575,000 of leasehold improvements for the Company’s existing space. When renovations on the new space are complete and the Company vacates its existing space, likely to be in the second quarter of 2020, the Company will cease rent payments on the former space resulting in a reduction of rent expense of approximately $195,000 per quarter. The move to the new office space has been delayed by the shut-down of businesses due to COVID-19.

Impact of the Coronavirus

Operational Readiness

The Company identified the potential threat of COVID-19 in February 2020, activated its Pandemic Plan in March 2020, and had a fully remote workforce for its corporate office by the early days of April 2020 as COVID-19 began to affect New York City, the Bank’s primary market. The activation of the established Pandemic Plan allowed the Bank to follow a disciplined approach to a rapidly changing situation.

The following timeline of actions reflects the speed of our response:

February 10 – Initiated our Business Continuity Response Team (Stage 1-Preparation and Testing)

February 25 – Enterprise Risk Management team informed the Board of Directors on monitoring activity

March 6 – Conducted a Pandemic Readiness Tabletop Exercise and activated our Pandemic Plan

March 12 – Commenced rotating staff schedules with 50% of employees working remotely

March 17 – Stage 2 of the Pandemic Plan was activated with 80% of employees working remotely

April 3 – Moved to full remote capabilities with substantially all employees working off-site (Stage 3 – Full Pandemic Event)

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Our actions ensured the Bank’s uninterrupted operational effectiveness, while safeguarding the health and safety of our customers and employees. The Pandemic Plan incorporated guidance from the regulatory and health communities, defined the Bank’s Business Continuity Response Team and the actions to be taken from the business lines up through the Board of Directors. Our branch network continued to serve the local community and our online platforms facilitated alternate methods for our customers to meet their financial needs. Since the early stages that the threat was identified, the Bank implemented social distancing and office cleaning measures to mitigate the risk of infection to the Bank’s staff and customers utilizing our branch network. While COVID-19 has resulted in widespread disruption to the lives and businesses of the Bank’s customers and employees, the Bank’s Pandemic Plan has enabled the Bank to remain focused on assisting customers and ensuring that the Bank remains fully operational.

Financial Impact

Loan Portfolio and Modifications

The Bank has taken several steps to assess the financial impact of the COVID-19 on its business, including contacting customers to determine how their business was being affected and analyzing the impact of the virus on the different industries that the Bank serves.

Loan Portfolio. As of March 31, 2020, total loans consisted primarily of commercial real estate loans (“CRE”), commercial and industrial loans (“C&I”) and multi-family mortgage loans. The Bank’s loan portfolio includes loans to the following industries:

	March 31, 2020
(dollars in thousands)	Balance	% of Total Loans

CRE:
Skilled Nursing Facilities	$498,152	18.0%
Multi-family	379,342	13.7%
Retail	218,381	7.9%
Mixed use	210,358	7.6%
Office	174,123	6.3%
Hospitality	158,406	5.7%
Other	511,128	18.5%
Total CRE	$2,149,890	77.7%

C&I:
Healthcare	$109,696	4.0%
Skilled Nursing Facilities	109,567	4.0%
Finance & Insurance	97,280	3.5%
Wholesale	30,614	1.1%
Manufacturing	17,613	0.6%
Transportation	13,319	0.5%
Recreation & Restaurants	10,177	0.4%
Other	43,250	1.6%
Total C&I	$431,516	15.6%

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The largest concentration in the loan portfolio is to the healthcare industry amounting to $717.4 million or 25.9% of total loans and including $607.7 million in loans to skilled nursing facilities (“SNF”). The Bank believes that loans to SNF customers will not be significantly impacted by COVID-19 as the demand for nursing home beds remains strong and cash flows should not be adversely impacted.

Loan Modifications: The Bank has been working with customers to address their needs during this pandemic. Loan customers have requested various forms of relief during this period of financial stress, including payment deferrals, interest rate reductions and extensions of maturity dates. On March 22, 2020, the banking regulators and the Financial Accounting Standards Board (“FASB”) issued guidance to financial institutions who are working with borrowers affected by COVID-19 (“COVID-19 Guidance”). The guidance indicated that regulatory agencies will not criticize institutions for working with borrowers and will not direct banks to automatically categorize all COVID-19 related loan modifications as troubled debt restructurings (“TDRs”). In addition, the COVID-19 Guidance noted that modification or deferral programs mandated by the federal or a state government related to COVID-19 would not be in the scope of ASC 310-40, such as a state program that requires all institutions within that state to suspend mortgage payments for a specified period.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was signed into law. Section 4013 of the CARES Act, “Temporary Relief from Troubled Debt Restructurings,” allows banks to temporarily suspend certain requirements under GAAP related to TDRs for a limited period of time to account for the effects of COVID-19. A bank may elect to account for modifications on certain loans under Section 4013 of the CARES Act or, if a loan modification is not eligible under Section 4013, a bank may use the criteria in the COVID-19 Guidance to determine when a loan modification is not a TDR in accordance with ASC 310-40.

The following is a summary of loan modifications requested and in process through April 15, 2020, the latest practicable date for which we have information (dollars in thousands):

	CRE		C&I		Total
Type of Modification	Balance	Number of Loans	Balance	Number of Loans	Balance	Number of Loans

Defer monthly principal payments (1)	$145,322	31	$1,896	7	$147,218	38
Reduce monthly principal payments (2)	—	—	3,829	1	3,829	1
Full payment deferral (3)	111,242	14	25,746	37	136,988	51
Remove interest rate floor (4)	12,000	1	—	—	12,000	1
Allow the use of reserve accounts	50,500	4	1,400	1	51,900	5
Cease escrowing for tax payments	4,000	1	—	—	4,000	1
Interest rate reduction (5)	41,670	7	4,132	1	45,802	8
	$364,734	58	$37,003	47	$401,737	105

(1)	Waived principal payments for 2 to 9 months.
(2)	Reduced monthly principal payments for 3 months.
(3)	Deferred principal and interest payments or interest-only payments for 3 to 6 months. Deferred payments will be repaid during 2021.
(4)	Interest rate is LIBOR plus 3% with 5% floor; removed floor.
(5)	Rate reduced by approximately 100 basis points.

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The following is a summary of loan modifications requested and in process through April 15, 2020 by industry, the latest practicable date for which we have information (dollars in thousands):

	Defer monthly principal payments	Reduce monthly principal payments	Full payment deferral	Remove interest rate floor	Allow the use of reserve accounts	Cease escrowing for tax payments	Interest rate reduction	Total
CRE:
Retail
Balance	$23,951	$—	$19,707	$12,000	$12,500	$—	$5,202	$73,360
Number of loans	7	—	2	1	1	—	1	12
Hospitality
Balance	$13,374	$—	$49,924	$—	$25,500	$—	$20,821	$109,619
Number of loans	2	—	5	—	2	—	1	10
Office
Balance	$21,165	$—	$18,000	$—	$—	$—	$—	$39,165
Number of loans	3	—	1	—	—	—	—	4
Mixed-Use
Balance	$9,432	$—	$10,000	$—	$—	$4,000	$11,900	$35,332
Number of loans	4	—	1	—	—	1	2	8
Multifamily
Balance	$61,130	$—	$—	$—	$12,500	$—	$—	$73,630
Number of loans	12	—	—	—	1	—	—	13
Warehouse
Balance	$16,270	$—	$—	$—	$—	$—	$—	$16,270
Number of loans	3	—	—	—	—	—	—	3
Other
Balance	$—	$—	$13,611	$—	$—	$—	$3,747	$17,358
Number of loans	—	—	5	—	—	—	3	8
Total
Balance	$145,322	$—	$111,242	$12,000	$50,500	$4,000	$41,670	$364,734
Number of loans	31	—	14	1	4	1	7	58

C&I:
Leases
Balance	$1,383	$—	$—	$—	$—	$—	$—	$1,383
Number of loans	6	—	—	—	—	—	—	6
Business
Balance	$513	$—	$—	$—	$—	$—	$4,132	$4,645
Number of loans	1	—	—	—	—	—	1	2
Healthcare
Balance	$—	$3,829	$—	$—	$—	$—	$—	$3,829
Number of loans	—	1	—	—	—	—	—	1
Real Estate secured
Balance	$—	$—	$22,767	$—	$—	$—	$—	$22,767
Number of loans	—	—	5	—	—	—	—	5
Other
Balance	$—	$—	$2,979	$—	$1,400	$—	$—	$4,379
Number of loans	—	—	32	—	1	—	—	33
Total
Balance	$1,896	$3,829	$25,746	$—	$1,400	$—	$4,132	$37,003
Number of loans	7	1	37	—	1	—	1	47

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The following is a summary of the weighted average loan-to-value ratio (“LTV”) for CRE and C&I owner-occupied loan modifications requested and in process through April 15, 2020, the latest practicable date for which we have information (dollars in thousands):

Industry	Total Modifications	Weighted Average LTV

CRE:
Retail	$73,360	48.7%
Hospitality	109,619	59.3%
Office	39,165	44.7%
Mixed-Use	35,332	45.3%
Multifamily	73,630	28.0%
Warehouse	16,270	33.9%
Other	17,358	37.3%
Total CRE	$364,734	45.7%

C&I Owner-Occupied:
Real Estate Secured	$22,767	65.0%

	$387,501	46.9%

Allowance for Loan Losses (“ALLL”): We continue to assess the impact of the pandemic on the Bank’s financial condition, including its determination of the allowance for loan losses as of March 31, 2020. As part of that assessment, the Bank considered the effects of the response to COVID-19 on macro-economic conditions such as sharply increasing unemployment rates and the shut-down of all non-essential businesses. The Bank also analyzed the impact of COVID-19 on its primary market which is the New York metropolitan area as well as the impact on the Bank’s market sectors and its specific clients.

As part of its estimation of an adjustment to the ALLL due to COVID-19, the Bank identified those market sectors or industries that were more likely to be affected, such as hospitality, transportation and outpatient care centers. To determine the potential impact on the Bank’s customers, particularly in these industries, management primarily relied on the results of the semi-annual stress tests that have been performed for the Bank by a third-party. The scenarios used in these stress tests include significant revenue declines in a borrower’s business as well as reductions in its operating cash flows and the impact on their ability to repay its loans. Using the stress test results, management estimated the probability of default and loss-given-default for the various loan categories at March 31, 2020 and assigned a weighting to each scenario. Based on this analysis, management estimated the potential impact of a stressed environment, such as the one resulting from COVID-19, and the adjustment to the ALLL as of March 31, 2020. In addition to the stress tests, the Bank also established an additional qualitative loss factor solely related to the impact of COVID-19 and included that analysis in its ALLL calculations. As a result of management’s assessment, the Bank recorded an additional loan loss provision of $3.1 million in the first quarter of 2020. However, this is a period of great uncertainty. The impact of COVID-19 is likely to be felt over the next several quarters. As such, significant adjustments to the ALLL may be required as the full impact of COVID-19 on the Bank’s borrowers becomes known.

Liquidity

During periods of economic stress, such as during the COVID-19 pandemic, the Bank closely monitors deposit trends and the Bank’s liquidity position. At March 31, 2020, deposits totaled $3.02 billion, an increase of $230.9 million from December 31, 2019. At March 31, 2020, total cash and cash equivalents amounted to $582.4 million, or 16.1% of total assets, and securities available for sale amounted to $199.9 million. In addition, the Bank has available borrowing capacity of $316.7 million from the Federal Home Loan Bank of New York and an available line of credit of $84.5 million with the Federal Reserve Bank of New York. The Bank believes it has ample liquidity to address the COVID-19 uncertainties and remains vigilant in assessing its potential liquidity needs during this period.

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Capital

At March 31, 2020, the Company and the Bank were considered well-capitalized. Regulatory capital ratios at March 31, 2020 are as follows:

	March 31, 2020
Regulatory Capital Ratios	Metropolitan Bank Holding Corp.	Metropolitan Commercial Bank

Tier 1 Leverage	9.1%	9.8%
Common Equity Tier 1 Risk-Based (CET1)	9.8	11.4
Tier 1 Risk-Based	10.7	11.4
Total Risk-Based	12.1	12.5

Mark DeFazio, the Company’s Chief Executive Officer commented, “My heart goes out to all who have been deeply affected by COVID-19. I want to especially thank all of the first responders and health care professionals who are on the front line of this war and are doing everything they can do to keep us safe. I want to assure our stakeholders that I have addressed COVID-19 as I have addressed many unforeseen challenges over the past 20 years since starting MCB. I stay focused, surround myself with smart people who care, gather intelligence I can rely on and make decisions to move MCB forward. MCB was very fortunate to have a pandemic plan which was ready for action. Our team responsible for this plan executed it flawlessly. We developed efficient lines of communication as we adapted to working apart and as we addressed the challenges that COVID-19 brought to bear.

We continue to build and protect our balance sheet. I am confident there is a light at the end of this tunnel and it’s starting to come into sight. Our country and its most important resource, which is each one of us, will be stronger, smarter and better prepared moving forward.”

Mr. DeFazio continued, “I am pleased with the financial results for the first quarter. We continue to focus on the main drivers of our business, such as growth in quality earning assets, lowering our cost of funds, margin management and efficiencies to name a few. In the midst of all the uncertainty, MCB is positioned to identify opportunities on both sides of its balance sheet which will continue to contribute to long term stability and the Company’s intrinsic franchise value.”

Mr. DeFazio concluded, “I want to thank the entire MCB team for their dedication and the care they have for our institution, the steadfast support and guidance we have received from our Board of Directors and a special thank you to our clients who are working as one with MCB in navigating through this difficult time.”

Balance Sheet

The Company had total assets of $3.61 billion at March 31, 2020, as compared to $3.36 billion at December 31, 2019. Loans, net of deferred fees and unamortized costs, increased by $93.2 million, or 3.5%, to $2.77 billion at March 31, 2020, as compared to $2.67 billion at December 31, 2019.

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Total cash and cash equivalents increased $191.7 million, or 49.1%, to $582.4 million at March 31, 2020, as compared to $390.7 million at December 31, 2019. Total securities, primarily those classified as AFS, decreased by $35.2 million, or 14.6% to $205.7 million at March 31, 2020, as compared to $240.9 million at December 31, 2019. The increases in cash and cash equivalents reflect the strong growth in deposits of $230.9 million that exceeded growth in loans of $93.2 million.

Total deposits increased $230.9 million, or 8.3%, to $3.02 billion at March 31, 2020, as compared to $2.79 billion at December 31, 2019. This was due to increases of $70.8 million in interest-bearing deposits to $1.77 billion at March 31, 2020, as compared to $1.70 billion at December 31, 2019, and of $160.1 million in non-interest-bearing deposits to $1.25 billion at March 31, 2020, as compared to $1.09 billion at December 31, 2019. The increase in deposits was primarily due to growth in the Bank’s bankruptcy account deposit vertical and property management accounts, as well as deposit growth in the Bank’s retail network.

Total stockholders’ equity increased $9.4 million to $308.5 million at March 31, 2020, as compared to $299.1 million at December 31, 2019. The increase was primarily due to an increase of $3.8 million in the fair value of available-for-sale securities and net income of $6.1 million for the first quarter of 2020, partially offset by a $726,000 decrease in the fair value of an interest rate cap derivative, which qualified as a cash flow hedge.

Metropolitan Commercial Bank meets all the requirements to be considered “Well-Capitalized” under applicable regulatory guidelines. At March 31, 2020, total commercial real estate loans were 408.3% of risk-based capital, as compared to 412.5% at December 31, 2019.

Income Statement

	Three months ended March 31,
(dollars in thousands)	2020	2019
Net income	$6,097	$8,531
Diluted earnings per common share	0.72	1.01
Annualized return on average assets	0.71%	1.49%
Annualized return on average equity	8.00%	12.67%

Net Income Summary

Net income decreased $2.4 million to $6.1 million for the first quarter of 2020, as compared to $8.5 million for the first quarter of 2019. This decrease was due primarily to a $6.8 million increase in non-interest expense and a $6.8 million increase in provision for loan losses, offset by a $8.4 million increase in net interest income, a $1.9 million increase in non-interest income and an $871,000 decrease in income tax expense. The provision for loan losses in the first quarter of 2020 included an additional $3.1 million reserve recorded in consideration of the economic impact of COVID-19.

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Net Interest Margin Analysis

Three months ended
March 31, 2020	March 31, 2019
Average	Average
Outstanding	Yield/Rate	Outstanding	Yield/Rate
(dollars in thousands)	Balance	Interest	(annualized)	Balance	Interest	(annualized)
Assets:
Interest-earning assets:
Loans (1)	$2,705,710	$32,827	4.85%	$1,973,136	$25,050	5.15%
Available-for-sale securities	219,883	1,343	2.42%	30,522	204	2.68%
Held-to-maturity securities	3,622	17	1.86%	4,479	23	2.05%
Equity investments - non-trading	2,263	12	2.10%	3,210	13	1.62%
Overnight deposits	470,638	1,593	1.36%	228,506	1,409	2.50%
Other interest-earning assets	21,441	275	5.07%	24,722	291	4.71%
Total interest-earning assets	3,423,557	36,067	4.22%	2,264,575	26,990	4.83%
Non-interest-earning assets	57,567	44,204
Allowance for loan and lease losses	(26,789)	(20,228)
Total assets	$3,454,335	$2,288,551

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Money market, savings and other interest-bearing accounts	$1,638,362	$5,171	1.27%	$856,477	$4,036	1.91%
Certificates of deposit	104,067	596	2.30%	105,290	610	2.35%
Total interest-bearing deposits	1,742,429	5,767	1.33%	961,767	4,646	1.96%
Borrowed funds	189,226	1,331	2.78%	211,170	1,766	3.35%
Total interest-bearing liabilities	1,931,655	7,098	1.48%	1,172,937	6,412	2.22%
Non-interest-bearing liabilities:
Non-interest-bearing deposits	1,157,270	822,763
Other non-interest-bearing liabilities	58,923	23,433
Total liabilities	3,147,848	2,019,133

Stockholders' Equity	306,487	269,418
Total liabilities and equity	$3,454,335	$2,288,551

Net interest income	$28,969	$20,578
Net interest rate spread (2)	2.74%	2.61%
Net interest-earning assets	$1,491,902	$1,091,638
Net interest margin (3)	3.38%	3.69%
Ratio of interest earning assets to interest bearing liabilities	1.77	x	1.93	x

(1)	Amount includes deferred loan fees and non-performing loans.
(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.
(3)	Determined by dividing annualized net interest income by total average interest-earning assets.

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Net Interest Income

Interest income increased $9.1 million to $36.1 million for the first quarter of 2020, as compared to $27.0 million for the first quarter of 2019. This increase was due primarily to increases of $7.8 million in interest income on loans, $1.1 million in interest on AFS securities and $184,000 in interest on overnight deposits.

The increase in interest income on loans was due to a $732.6 million increase in the average balance of loans to $2.71 billion for the first quarter of 2020, as compared to an average balance of $1.97 billion for the first quarter of 2019. The impact of the increase in average balance of loans was partially offset by a decrease of 30 basis points in average loan yield, which decreased to 4.85% for the first quarter of 2020, as compared to 5.15% for the first quarter of 2019.

The increase in interest on AFS securities was due to a $189.4 million increase in the average balance of AFS securities to $219.9 million for the first quarter of 2020, as compared to $30.5 million for the first quarter of 2019. The impact of the increase in average balance was partially offset by a decrease of 26 basis points in the average yield on AFS securities, which decreased to 2.42% for first quarter of 2020, as compared to 2.68% for first quarter of 2019.

The increase in interest on overnight deposits was due to an increase of $242.1 million in the average balance of overnight funds to $470.6 million for the first quarter of 2020, as compared to $228.5 million for the first quarter of 2019. The impact of the increase in average balance of overnight funds was partially offset by a decrease of 114 basis points in the average yield on overnight deposits, which decreased to 1.36% for the first quarter of 2020, as compared to 2.50% for the first quarter of 2019.

Interest expense increased $686,000 to $7.1 million for the first quarter of 2020, as compared to $6.4 million for the first quarter of 2019. This increase was due primarily to a $1.1 million increase in interest on deposits, offset by a $435,000 decrease in interest on borrowings. The increase in interest expense on deposits was primarily due to a $780.7 million increase in the average balance of interest-bearing deposits to $1.74 billion for the first quarter of 2020, as compared to an average balance of $961.8 million for the first quarter of 2019. The impact of the increase in average balance of deposits was partially offset by a decrease of 63 basis points in the average cost of interest-bearing deposits to 1.33% for the first quarter of 2020, as compared to 1.96% for the first quarter of 2019. Interest expense on borrowings decreased primarily due to a decrease of $21.9 million in the average balance of borrowings to $189.2 million for the first quarter of 2020, as compared to $211.2 million for the first quarter of 2019. Additionally, the average cost of borrowing decreased by 57 basis points to 2.78% for the first quarter of 2020, as compared to 3.35% for the first quarter of 2019.

The decreases in yields on interest-earning assets and the cost of interest-bearing liabilities are primarily due to the several interest rate cuts by the Federal Reserve in 2019 and 2020. The Federal Reserve reduced interest rates three times for a total of 75 basis points in the third and fourth quarters of 2019 and, in response to COVID-19, reduced interest rates by an additional 50 basis points on March 3, 2020 and 100 basis points on March 15, 2020.

Net interest margin decreased 31 basis points to 3.38% for the first quarter of 2020 from 3.69% for the first quarter of 2019. Total average interest-earning assets increased $1.16 billion to $3.42 billion for the first quarter of 2020, as compared to $2.26 billion for the first quarter of 2019. The total yield on average interest-earning assets decreased 61 basis points to 4.22% for the first quarter of 2020, as compared to 4.83% for the first quarter of 2019. The cost of interest-bearing liabilities decreased 74 basis points to 1.48% for the first quarter of 2020, as compared to 2.22% for the first quarter of 2019. The decrease in net interest margin was primarily due to a decrease in the yield earned on interest-earning assets as loans accounted for 79.0% of the average balance of interest-earning assets during the first quarter of 2020, as compared to 87.2% for the first quarter of 2019. This decrease was also due to the growth in overnight deposits and AFS securities, which had lower yields than loans. In addition, non-interest-bearing deposits accounted for 40.0% of average deposit funding in the first quarter of 2020, as compared to 46.1% in the first quarter of 2019. As a result, the ratio of average interest-earning assets to average interest-bearing liabilities decreased to 1.77x for the first quarter of 2020, as compared to 1.93x for the first quarter of 2019.

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Asset Quality

Non-performing assets consist of non-accrual loans, accruing loans that are 90 days or more past due, consumer loans placed in forbearance with payments past due over 90 days and still accruing, non-accrual TDRs and real estate owned (“REO”) that has been acquired in partial or full satisfaction of loan obligations or upon foreclosure. The Bank had no REO properties at March 31, 2020 or December 31, 2019.

Non-accrual loans increased by $2.0 million to $6.1 million at March 31, 2020, as compared to $4.1 million at December 31, 2019, primarily due to one C&I loan in the amount of $4.8 million. This addition to non-accrual loans was offset by a one-to-four family loan in the amount of $2.4 million, which was placed on non-accrual status in June 2019 and has made payments for six consecutive months since then.

The provision for loan losses for the first quarter of 2020 was $4.8 million, as compared to a credit of $2.0 million for the first quarter of 2019. The provision for loan losses for the first quarter of 2020 included an additional $3.1 million provision recorded for the economic impact of COVID-19. The remaining provision of $1.7 million was primarily a result of the growth in the Bank’s loan portfolio. The provision for loan losses for the first quarter of 2019 consisted of a $2.3 million provision, offset by a credit due to recoveries of $4.3 million related primarily to the recovery of medallion loans charged off in 2017 and 2016.

(dollars in thousands)	March 31, 2020	December 31, 2019
Non-performing assets:
Non-accrual loans:
One-to-four family	—	2,345
Commercial and industrial	5,801	1,047
Consumer	335	693
Total non-accrual loans	$6,136	$4,085
Accruing loans 90 days or more past due	205	408
Total non-performing loans and assets	$6,341	$4,493
Nonaccrual loans as % of loans outstanding	0.22%	0.15%
Non-performing loans as % of loans outstanding	0.23%	0.17%
Allowance for loan losses	$(30,924)	$(26,272)
Allowance for loan losses as % of loans outstanding	1.12%	0.98%

	Three months ended March 31,
(dollars in thousands)	2020	2019
Provision for loan losses	$4,790	$(2,031)
Charge-offs	$(201)	$(347)
Recoveries	$63	$4,270
Net charge-offs/(recoveries) as % of average loans (annualized)	0.02%	(0.80)%

11

Non-Interest Income

	Three months ended March 31,
(dollars in thousands)	2020	2019
Service charges on deposit accounts	$1,081	$819
Prepaid third-party debit card income	1,621	1,257
Other service charges and fees	627	278
Unrealized gain on equity securities	36	39
Gain on sale of securities	975	—
Total non-interest income	$4,340	$2,393

Non-interest income increased $1.9 million, or 79.2%, to $4.3 million in the first quarter of 2020, as compared to $2.4 million in the first quarter of 2019. This increase was due to increases of $364,000 in prepaid debit card income, $262,000 in service charges in deposit accounts, $349,000 in other service charges and fees and a $975,000 gain on sale of securities. The increase in debit card income reflects the growth in the debit card business. The increases in service charges on deposit accounts and other service charges and fees reflect the growth in deposits during 2020. The gain on securities sales was due to the sale of $20.0 million of U.S. Agency Securities.

Non-Interest Expense

	Three months ended March 31,
(dollars in thousands)	2020	2019
Compensation and benefits	$9,960	$7,490
Bank premises and equipment	2,500	1,335
Professional fees	955	794
Technology costs	758	565
Licensing fees	3,048	820
Other expenses	2,295	1,690
Total non-interest expense	$19,516	$12,694

Non-interest expense increased $6.8 million to $19.5 million for the first quarter of 2020 as compared to $12.7 million for the first quarter of 2019. Compensation and benefits increased $2.5 million to $10.0 million for the first quarter of 2020 as compared to $7.5 million for the first quarter of 2019. This increase was due primarily to an average increase in the number of full-time employees to 170 for the first quarter of 2020, as compared to 153 for the first quarter of 2019.

For the first quarter of 2020, licensing fees related to certain corporate cash management deposit products amounted to $3.0 million as compared to $820,000 for the first quarter of 2019, an increase of $2.3 million. Corporate cash management deposits related to these licensing fees amounted to $995.3 million at March 31, 2020, as compared to $262.4 million at March 31, 2019, primarily due to an increase in bankruptcy deposit accounts.

Bank premises and equipment increased $1.2 million to $2.5 million for the first quarter of 2020, as compared to $1.3 million for the first quarter of 2019, primarily due to the Company taking possession of new space, which is under renovation, at its headquarters in 99 Park Ave., New York, NY in August 2019. The additional rent amounted to $615,000 for the first quarter of 2020. In addition, the Bank accelerated the amortization of $575,000 of leasehold improvements related to the Bank’s current space at its headquarters in the first quarter of 2020. The move to the new office space has been delayed by the shut-down of businesses due to COVID-19. When renovations on the new space are complete and the Company vacates its existing space, likely to be in the second quarter of 2020, the Company will cease rent payments on the former space resulting in a reduction of rent expense of approximately $195,000 per quarter.

Other expenses increased by $605,000 to $2.3 million for the first quarter of 2020, as compared to $1.7 million for the first quarter of 2019. The increase in other expenses is a function of the growth of the business.

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About Metropolitan Bank Holding Corporation

Metropolitan Bank Holding Corp. (NYSE: MCB) is the holding company for Metropolitan Commercial Bank. The Bank provides a broad range of business, commercial and personal banking products and services to small and middle-market businesses, public entities and affluent individuals in the New York metropolitan area. Founded in 1999, the Bank is headquartered in New York City and operates six locations in Manhattan, Brooklyn and Great Neck, Long Island. The Bank is also an active issuer of debit cards for third-party debit card programs. Metropolitan Commercial Bank is a New York State chartered commercial bank and a Federal Reserve System member bank whose deposits are insured up to applicable limits by the FDIC, and an equal opportunity lender. For more information, please visit www.mcbankny.com.

Forward Looking Statement Disclaimer

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include but are not limited to the Company’s financial condition and capital ratios, results of operations and the Company’s outlook and business. Forward-looking statements are not historical facts. Such statements may be identified by the use of such words as “may”, “believe”, “expect”, “anticipate”, “plan”, “continue”, or similar terminology. These statements relate to future events or our future financial performance and involve risks and uncertainties that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we caution you not to place undue reliance on these forward-looking statements. Factors which may cause our forward-looking statements to be materially inaccurate include, but are not limited to those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as well as an unexpected deterioration in our loan portfolio, unexpected increases in our expenses, greater than anticipated growth and our ability to manage such growth, unanticipated regulatory action, unexpected changes in interest rates, an unanticipated decrease in deposits, an unanticipated loss of key personnel, an unanticipated loss of existing customers, competition from other institutions resulting in unanticipated changes in our loan or deposit rates, unanticipated increases in Federal Deposit Insurance Corporation costs and unanticipated adverse changes in our customers’ economic conditions or economic conditions in our local area in general.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experience additional resolution costs.

Forward-looking statements speak only as of the date of this release. We do not undertake any obligation to update or revise any forward-looking statement.

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Consolidated Balance Sheet

	March 31, 2020	December 31, 2019
Assets
Cash and due from banks	$12,501	$9,619
Overnight deposits	569,927	381,104
Total cash and cash equivalents	582,428	390,723
Investment securities available for sale	199,854	234,942
Investment securities held to maturity	3,520	3,722
Investment securities -- Equity investments	2,272	2,224
Total securities	205,646	240,888
Other investments	21,455	21,437
Loans, net of deferred fees and unamortized costs	2,766,099	2,672,949
Allowance for loan losses	(30,924)	(26,272)
Net loans	2,735,175	2,646,677
Receivable from prepaid card programs, net	20,861	10,078
Accrued interest receivable	9,108	8,862
Premises and equipment, net	14,917	12,100
Prepaid expenses and other assets	10,855	11,406
Goodwill	9,733	9,733
Accounts receivable, net	1,834	5,668
Total assets	$3,612,012	$3,357,572
Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing demand deposits	$1,250,584	$1,090,479
Interest-bearing deposits	1,771,108	1,700,295
Total deposits	3,021,692	2,790,774
Federal Home Loan Bank of New York advances	144,000	144,000
Trust preferred securities	20,620	20,620
Subordinated debt, net of issuance cost	24,615	24,601
Secured Borrowings	41,697	42,972
Accounts payable, accrued expenses and other liabilities	26,234	23,556
Accrued interest payable	1,146	1,229
Prepaid third-party debit cardholder balances	23,472	10,696
Total liabilities	3,303,476	3,058,448

Class B preferred stock	3	3
Common stock	82	82
Additional paid in capital	216,701	216,468
Retained earnings	87,461	81,364
Accumulated other comprehensive gain, net of tax effect	4,289	1,207
Total stockholders’ equity	308,536	299,124
Total liabilities and stockholders’ equity	$3,612,012	$3,357,572

14

Consolidated Statement of Income (unaudited)

	Three months ended March 31,
(dollars in thousands)	2020	2019
Total interest income	$36,067	$26,990
Total interest expense	7,098	6,412
Net interest income	28,969	20,578
Provision (credit) for loan losses	4,790	(2,031)
Net interest income after provision for loan losses	24,179	22,609

Non-interest income:
Service charges on deposit accounts	1,081	819
Prepaid third-party debit card income	1,621	1,257
Other service charges and fees	627	278
Unrealized gain on equity securities	36	39
Gain on sale of securities	975	—
Total non-interest income	4,340	2,393

Non-interest expense:
Compensation and benefits	9,960	7,490
Bank premises and equipment	2,500	1,335
Professional fees	955	794
Technology costs	3,806	1,385
Other expenses	2,295	1,690
Total non-interest expense	19,516	12,694

Net income before income tax expense	9,003	12,308
Income tax expense	2,906	3,777
Net income	$6,097	$8,531

Earnings per common share:
Average common shares outstanding - basic	8,215,959	8,150,452
Average common shares outstanding - diluted	8,411,365	8,285,220
Basic earnings	$0.73	$1.03
Diluted earnings	$0.72	$1.01

15

Summary of Income and Performance Measures

Five Quarter Trend (unaudited)

	Quarter Ended
(Dollars in thousands)	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019
Net interest income	$28,969	$28,042	$26,053	$22,937	$20,578
Provision (credit) for loan losses	4,790	2,300	2,004	1,950	(2,031)
Net interest income after provision for loan losses	24,179	25,742	24,049	20,987	22,609
Non-interest income	4,340	2,862	2,700	2,674	2,393
Non-interest expense:
Compensation and benefits	9,960	7,956	7,875	7,921	7,490
Other Expense	9,556	9,086	7,620	6,803	5,204
Total non-interest expense	19,516	17,042	15,495	14,724	12,694

Income before income tax expense	9,003	11,562	11,254	8,937	12,308
Income tax expense	2,906	3,699	3,571	2,880	3,777
Net income	6,097	7,863	7,683	6,057	8,531

Performance Measures:
Net income available to common shareholders	6,031	7,741	7,550	5,950	8,396
Per common share:
Basic earnings	$0.73	$0.95	$0.92	$0.73	$1.03
Diluted earnings	$0.72	$0.93	$0.90	$0.71	$1.01
Common shares outstanding:
Average - diluted	8,411,365	8,363,080	8,348,970	8,336,064	8,285,220
Period end	8,300,687	8,312,918	8,319,852	8,320,816	8,320,816
Return on (annualized):
Average total assets	0.71%	0.95%	0.97%	0.91%	1.49%
Average equity	8.00%	10.53%	10.63%	8.71%	12.67%
Yield on average earning assets	4.22%	4.38%	4.47%	4.66%	4.83%
Cost of interest-bearing liabilities	1.48%	1.77%	2.15%	2.22%	2.22%
Net interest spread	2.74%	2.61%	2.32%	2.44%	2.61%
Net interest margin	3.38%	3.35%	3.26%	3.47%	3.69%
Net charge-offs (recoveries) as % of average loans (annualized)	0.02%	0.07%	0.05%	0.01%	(0.80)%
Efficiency ratio	58.59%	55.14%	53.89%	57.49%	55.26%

16

Consolidated Balance Sheet Summary, Five Quarter Trend (unaudited)

(dollars in thousands)	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019
Assets
Total Assets	$3,612,012	$3,357,572	$3,243,171	$2,960,613	$2,545,186
Overnight deposits	569,927	381,045	424,170	424,276	346,674
Total securities	205,646	240,888	256,835	137,109	36,272
Other investments	21,455	20,939	20,921	22,972	23,652
Loans, net of deferred fees and unamortized costs	2,766,099	2,672,949	2,496,697	2,335,573	2,102,420

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing demand deposits	$1,250,584	$1,090,479	$1,041,102	$1,103,278	$865,908
Interest-bearing deposits	1,771,108	1,700,295	1,664,104	1,272,844	1,100,222
Total deposits	3,021,692	2,790,774	2,705,206	2,376,122	1,966,130
Borrowings	189,235	189,221	189,207	235,193	260,179
Total stockholders' Equity	308,536	299,124	291,002	281,330	273,787

Asset Quality
Total non-accrual loans	$6,136	$4,085	$3,998	$2,415	$68
Total non-performing loans	$6,341	$4,493	$4,714	$3,489	$1,498
Non-accrual loans to total loans	0.22%	0.15%	0.16%	0.10%	—%
Non-performing loans to total loans	0.23%	0.17%	0.19%	0.15%	0.07%
Allowance for loan losses	(30,924)	(26,272)	(24,444)	(22,715)	(20,834)
Allowance for loan losses to total loans	1.12%	0.98%	0.98%	0.97%	0.99%
Provision for loan losses	4,790	2,300	2,004	1,950	(2,031)
Net charge-offs (recoveries)	138	472	275	69	(3,923)

Regulatory Capital
Tier 1 Leverage:
Metropolitan Bank Holding Corp.	9.1%	9.4%	9.6%	11.0%	12.5%
Metropolitan Commercial Bank	9.8	10.1	10.3	11.2	13.4

Common Equity Tier 1 Risk-Based (CET1):
Metropolitan Bank Holding Corp.	9.8	10.1	10.4	10.7	11.8
Metropolitan Commercial Bank	11.4	11.8	12.2	12.5	13.9

Tier 1 Risk-Based:
Metropolitan Bank Holding Corp.	10.7	11.0	11.4	11.7	12.9
Metropolitan Commercial Bank	11.4	11.8	12.2	12.5	13.9

Total Risk-Based:
Metropolitan Bank Holding Corp.	12.1	12.5	13.0	13.4	14.8
Metropolitan Commercial Bank	12.5	12.7	13.1	13.4	14.8

17

Reconciliation of GAAP to Non-GAAP Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles ("GAAP"), this earnings release includes certain non-GAAP financial measures. Management believes these non-GAAP financial measures provide meaningful information to investors in understanding the Company’s operating performance and trends. These non-GAAP measures have inherent limitations and are not required to be uniformly applied and are not audited. They should not be considered in isolation or as a substitute for an analysis of results reported under GAAP. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliations of non-GAAP/adjusted financial measures disclosed in this earnings release to the comparable GAAP measures are provided in the following table:

Dollars in thousands, except per share data	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	June 30, 2019	Mar. 31, 2019

Total Equity	$308,536	$299,124	$291,002	$281,330	$273,787
Less: preferred equity	5,502	5,502	5,502	5,502	5,502
Common Equity	$303,034	$293,622	$285,500	$275,828	$268,285
Less: intangible assets	9,733	9,733	9,733	9,733	9,733
Tangible common equity (book value)	$293,301	$283,889	$275,767	$266,095	$258,552

Common shares outstanding	8,300,687	8,312,918	8,319,852	8,320,816	8,320,816

Book value per share (GAAP)	$36.51	$35.32	$34.32	$33.15	$32.24
Tangible book value per common share (non-GAAP)*	$35.33	$34.15	$33.15	$31.98	$31.07

* Tangible book value divided by common shares outstanding at period-end.

18